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     KRAFT FOODS CHALLENGES STARBUCKS ATTEMPT TO TERMINATE STRATEGIC PARTNERSHIP

Initiates Arbitration Under Agreement

     NORTHFIELD, Ill. – Nov. 29, 2010 – Kraft Foods Inc. (NYSE: KFT) announced today that it initiated an arbitration proceeding to challenge Starbucks Coffee Company’s attempt to end the agreement under which Kraft Foods has successfully built Starbucks retail grocery coffee business.

     The strategic partnership between Kraft and Starbucks dates back to 1998, when Starbucks retail grocery coffee business was generating less than $50 million in annual revenues. Since then, Kraft has grown the business to approximately $500 million in annual revenues through its considerable expertise and resources. Over the years, Starbucks has recognized and acknowledged Kraft’s role in building Starbucks presence in grocery stores.

     Kraft and Starbucks entered into a contract that remains in effect indefinitely, subject to certain limitations and protections. Notably, the companies agreed to a straightforward basis under which Starbucks could take over the business in order to pursue a different arrangement. Under the agreement, there needs to be sufficient time for Kraft to execute an orderly transition and Starbucks must compensate Kraft for the fair market value of the business plus, under most circumstances, a premium of up to 35 percent of that value.

     “Starbucks unilaterally and unjustifiably declared in public statements the agreement’s termination, needlessly risking confusion among customers about the agreement’s status,” said Marc Firestone, Executive Vice President, Corporate and Legal Affairs and General Counsel. “In effect, Starbucks is trying to walk away from a 12-year strategic partnership, from which it has greatly benefited, without abiding by contractual conditions. Kraft reasonably expected Starbucks to honor the contract. We are confident in our position and look forward to presenting the facts before the arbitrator.” Kraft is continuing to conduct business under the terms of its contractual arrangements with Starbucks.

About Kraft Foods

     Kraft Foods is building a global snacks powerhouse and an unrivaled portfolio of brands people love. With annual revenues of approximately $48 billion, the company is the world’s second largest food company, making delicious products for billions of consumers in approximately 170 countries. The portfolio includes 11 iconic brands with revenues exceeding $1 billion – Oreo, Nabisco and LU biscuits; Milka and Cadbury chocolates; Trident gum; Jacobs and Maxwell House coffees; Philadelphia cream cheeses; Kraft cheeses, dinners and dressings; and Oscar Mayer meats. Approximately 70 brands generate annual revenues of more than $100 million. Kraft Foods (www.kraftfoodscompany.com) is a member of the Dow Jones Industrial Average, Standard & Poor's 500, Dow Jones Sustainability Index and Ethibel Sustainability Index.

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